Exhibit 4.6

LEASE AGREEMENT

Between

ZOHAR ZISAPEL PROPERTIES, INC.

and

YEHUDA ZISAPEL PROPERTIES, INC.

“Lessor”

-and-

SILICOM CONNECTIVITY SOULTIONS INC

“Lessee”

6 FOREST AVENUE
PARAMUS, NEW JERSEY 07652

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is entered into as of January 25, 2017 by ZOHAR ZISAPEL PROPERTIES, INC. and YEHUDA ZISAPEL PROPERTIES, INC., both New
Jersey corporations (collectively “Lessor”), with offices located at 900 Corporate Drive, Mahwah, New Jersey, 07430 and SILICOM LTD., (“Lessee”), with offices located at 6 FOREST AVENUE, PARAMUS, NEW JERSEY 07652
PREAMBLE

BASIC LEASE PROVISIONS AND DEFINITIONS

In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have only the meanings set forth in this section, unless such meanings are expressly modified, limited or expanded elsewhere herein.

1.	ADDITIONAL RENT shall mean all sums in addition to Fixed Basic Rent payable by Lessee to Lessor pursuant to the provisions of the Lease.

2.	BASE PERIOD COSTS shall mean the following:

A.	Base Operating Costs: Those Operating Costs incurred during Calendar Year 2017.

B.	Base Real Estate Taxes: Those Real Estate Taxes incurred during Calendar Year 2017.

C.	Base Utility and Energy Costs: Those Utility and Energy Costs incurred during Calendar Year 2017.

3.	ELECTRIC ENERGY CHARGE shall mean the annual cost of providing electric current to the Premises, which shall be $1.75 per gross rentable square foot of the Premises, subject to Article 22 hereof.

4.	BUILDING shall mean 6 Forest Avenue, Paramus, New Jersey. “Office Building Area” shall be the Building and the land on which the Building is located.

5.
BUILDING HOURS shall be Monday through Friday, 7:00 a.m. to 6:00 p.m., but excluding all days observed by the state and federal governments as legal holidays, except that Common Facilities and lighting in the Building shall be maintained for such additional hours as, in Lessor’s sole judgment, is necessary or desirable to insure proper operating of the Building. Building Hours shall be subject to any limitation or restriction imposed by municipal ordinance or regulation.   Lessee shall have access to the building  twenty-four (24) hours per day, six (6) days per week, Monday through Saturday.

6.
COMMENCEMENT DATE shall be upon Substantial Completion of Lessor’s Work (as defined below) and shall for purposes hereof be subject to Article 42 of this Lease. Lessee and Landlord agrees that on or  about the Commencement Date, they shall complete and sign and deliver to one another fully signed copies of a Certificate of Commencement of Lease in substantially the form attached to and made a part of this Lease as Exhibit G.

7.
DEMISED PREMISES OR PREMISES shall be deemed to be 2,514 gross rentable square feet (“GRSF”) on the first floor in the Building, as shown on Exhibit A hereto, which includes an allocable share of the Common Facilities as defined in Article 41(a). Lessor and Lessee acknowledge that there are multiple means of computing the gross rentable square footage, and they agree that for the purposes of this Lease, the gross rentable square footage of the Premises as set forth in this Preamble Section 7, and the rentable square footage of the Building as set forth in Preamble Section 12 shall be conclusively deemed to be correct.

8.	BROKER – NO BROKER FEE

9.	EXHIBITS shall be the following, attached to this Lease and incorporated herein and made a part hereof.

Exhibit A                                                               Location of Premises
Exhibit B Rules and Regulations
Exhibit C Lessor’s Work
Exhibit D                                                               Air Conditioning and Heating Standards
Exhibit E Cleaning Services
Exhibit F Tenant Estoppel Certificates
Exhibit G Certificate of Commencement of Lease

10.
EXPIRATION DATE shall be five (5) years and two (2) months from the Commencement Date unless the Renewal Option is exercised, in which case the Expiration Date will be the expiration of the Renewal Term.

11.
FIXED BASIC RENT shall commence two (2) months following the Commencement Date and shall mean: $18.25 per gross rentable square foot per annum, which is Three Hundred Twenty One Thousand Nine Hundred Thirty Dollars ($229,402.50) for the Initial Term, which Lessor agrees that for the convenience of Lessee may be paid as follows:

A.	Yearly Rate:	$45,880.50
B.	Monthly Installment(s):	$3,823.375

12.	LESSEE’S PERCENTAGE shall be 8.91%. The total gross rentable square footage of the Building is 28,220 square feet.

13.	PARKING SPACES shall mean a total of ten (10) unassigned parking spaces.

14.
PERMITTED USE shall be for a office space for business offices and storage and for no other purpose provided that Lessee shall ensure that the uses are in compliance with all applicable building and zoning codes.

15.	SECURITY DEPOSIT shall be $7,646.75.

16.
TERM shall mean ten (10) years from the Commencement Date, plus the number of days, if any, to have the Lease expire on the last day of a calendar month (“Initial Term”), unless the Renewal Option is exercised, in which event the Term shall mean the Initial Term plus the Renewal Term.

17.	CONDITION OF PREMISES: Lessee hereby accepts the Premises in its “AS-IS” condition, except for Lessor’s Work to be performed in accordance with Article and as described in Exhibit C, attached hereto.

18.	ADDRESSES FOR NOTICE AND PAYMENTS:

A.	Lessor:	Zisapel Properties 900 Corporate Drive
Mahwah, New Jersey 07430
Attention: Paul Sweeney
Vice President
Email: paul_s@rad.com

cc:	Kraemer Burns, P.A. 675 Morris Avenue
Springfield, New Jersey 07081
Attention: Douglas Burns, Esq.
Email: dburns@kraemerburns.com

B.	Lessee:	Silicom Connectivity Solutions Inc
6 Forest Ave
Paramus, NJ 07652
Attn: Mario Gamilo
Email: mariog@silicom-usa.com

cc:	Silicom Connectivity Solutions Inc. 14 Atir Yeda Kfar Sava, Israel 446323 Attn.: Eran Gilad Email: erang@silicom.co.il

C.	Checks Payable to:	Zisapel Properties

Mail Payments to:	Real Estate Management Group, LLC. 155 North Dean Street Englewood, NJ 07631

19.
RENEWAL OPTION(S). Lessee shall be granted one option to renew this Lease (“Renewal Option”) for one (1) term of five (5) years (“Renewal Term”). Notice of intent to exercise the Renewal Option must be given to Lessor in writing not less than nine (9) months prior to the expiration of the Initial Term (“Option Notice”) in accordance with the conditions set forth in Article 53.

WITNESSETH

For and in consideration of the covenants herein contained, and upon the terms and conditions herein set forth, Lessor and Lessee agree as follows:

1.
DESCRIPTION: Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises as defined in the Preamble which includes an allocable share of the Common Facilities, as shown on the plan or plans marked Exhibit A attached hereto and made part of this Lease in the Building as defined in the Preamble, together, with the right to use in common with other lessees of the Building, their invitees, customers and employees, those public areas of Common Facilities as hereinafter defined.

2.	TERM: The Premises are leased for a term to commence on the Commencement Date, and to end at 12:00 midnight on the Expiration Date, all as defined in the Preamble.

3.
BASIC RENT: The Lessee shall pay to the Lessor during the Term, the Fixed Basic  Rent as defined in the Preamble payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Fixed Basic Rent shall accrue at the Yearly Rate as defined in the Preamble and shall be payable, in advance, on the first day of each calendar month during the Term at the Monthly Installments as defined in the Preamble, except that a proportionately lesser sum may be paid for the first and last months of the Term of this Lease, if the Term commences on a day other than the first day of the month, in accordance with the provisions of this Lease herein set forth. Lessee shall pay Fixed Basic Rent, and any Additional Rent as hereinafter provided, to Lessor at Lessor’s above stated address, or at such other place as Lessor may designate in writing, without demand and without counterclaim, deduction or set off.

4.
USE AND OCCUPANCY AND SIGNAGE: Lessee shall use and occupy the Premises for the Permitted Use as defined in the Preamble. Lessee shall not permit smoking by Lessee’s employees, agents and invitees in unauthorized areas of the Building or Common Facilities.

5.
CARE AND REPAIR OF PREMISES: Lessee shall commit no act of waste and shall take good care of the Premises and the fixtures and appurtenances therein, and shall, in the use and occupancy of the Premises, conform to all laws, orders and regulations of the federal, state and municipal governments or any of their departments affecting the Premises and with any and all environmental requirements resulting from the Lessee's use of the Premises, this covenant to survive the expiration or sooner termination of the Lease. Lessor shall, subject to the same being included in Operating Costs, make all necessary repairs to the Premises, Common Facilities and to the assigned parking areas, if any, except where the repair has been made necessary by misuse or neglect by the Lessee or Lessee’s agents, servants, visitors or licensees, in which event Lessor shall nevertheless make the repair but Lessee shall pay to Lessor, as Additional Rent, immediately upon demand, the costs therefor. All improvements made by Lessee to the Premises, which are so attached to the Premises, shall become the property of Lessor upon installation. Not later than the last day of the Term, Lessee shall, at Lessee’s expense, remove all Lessee’s personal property and those improvements made by Lessee which have not become the property of Lessor: including trade fixtures, cabinetwork movable paneling, partitions and the like; repair all injury done by or in connection with the installation or removal of said property and improvements; and surrender the Premises in as good condition as they were at the Commencement Date, reasonable wear, damage by fire, the elements, casualty or other cause not due to the misuse or neglect by Lessee, Lessee’s agents, servants, visitors or licensees excepted. All other property of Lessee remaining on the Premises after the last day of the Term of this Lease shall be conclusively deemed abandoned and may be removed by Lessor, and Lessee shall reimburse Lessor for the cost of such removal. Lessor may have any such property stored at Lessee's risk and expense.

6.	LESSOR’S WORK, ALTERATIONS, ADDITIONS OR IMPROVEMENTS:

a.
The Tenant has agreed to accept the Premises in its present “as is” condition, except for the Lessor’s Work, as described in Exhibit C, and to be performed by the Landlord in accordance with the architectural drawings to be prepared by the draftsman engaged by Lessor, the provisions of this Lease and applicable code standards.

b.
Lessor shall be responsible for the cost of Lessor’s Work, to the standards of applicable building codes, and up to the amount of the Cash Allowance, as defined in the following sentence. To the extent that the cost of Lessor’s Work, including the costs of permits, architectural services, engineering and all other expenses incurred in connection with Lessor’s Work, exceeds $37,710.00 ($15.00 PRSF x 2,514) (the “Cash Allowance”), Lessee agrees to pay, upon demand by Lessor, the amount by which the actual cost of Lessor’s Work exceeds the Cash Allowance (the “Surplus Payment”). Lessor shall notify Lessee prior to incurring costs that exceed the Cash Allowance and shall proceed upon Lessee’s approval. If Lessee has not responded with approval within three (3) business days, Lessee shall be deemed to have approved the Surplus Payment. The Surplus Payment shall be considered Additional Rent. In addition, Lessee agrees to pay to Lessor a construction management fee of three (3%) percent of the Surplus Payment, as Additional Rent.

c.
Substantial Completion of Lessor’s Work (as defined herein) is expected to be achieved on or about one hundred twenty (120) days from the date on which Lessor has obtained all necessary permits and approvals required to permit the Lessor to undertake Lessor’s Work (the “Required Approvals”). Lessor agrees that it will promptly apply for the Required Approvals upon receipt of a copy of this Lease signed by both parties and Lessee’s payment of all amounts due upon signing of this Lease. Substantial Completion of Lessor’s Work shall mean (i) delivery to Tenant of a permanent or temporary Certificate of Occupancy, Certificate of Approval, or similar approval from the municipality where the Premises is located, if and as required by the municipality, in order for Lessee to occupy the Premises for the Permitted Use; and (ii) delivery of the Premises to Lessee in broom- clean condition.

d.	Lessee shall not, without first obtaining the written consent of Lessor, make any alterations, additions or improvements in, to or about the Premises.

7.	ACTIVITIES INCREASING FIRE INSURANCE RATES: Lessee shall not do or suffer anything to be done on or about the Premises that will increase the rate of fire insurance on the Building.

8.	ASSIGNMENT AND SUBLEASE: Lessee may assign or sublease the within Lease to any party subject to the following:

a.
In the event Lessee desires to assign this Lease or sublease all or part of the Premises to any other party, the terms and conditions of such assignment or sublease shall be communicated to the Lessor in writing prior to the effective date of any such sublease or assignment, and, prior to such effective date, the Lessor shall have the option, exercisable in writing to the Lessee, to: (i) sublease such space from Lessee at the lower rate of (a) the rental rate per rentable square foot of Fixed Basic Rent and Additional Rent then payable pursuant to this Lease or (b) the terms set forth in the proposed sublease, (ii) recapture in the case of subletting, that portion of the Premises to be sublet or all of the Premises in the case of an assignment (“Recapture Space”) so that such prospective sublessee or assignee shall then become the sole Lessee of Lessor hereunder, or (iii) recapture the Recapture Space for Lessor’s own use and the within Lessee shall be fully released from any and all obligations hereunder with respect to the Recapture Space.

b.
In the event that the Lessor elects not to recapture the Lease as hereinabove provided, the Lessee may nevertheless assign this Lease or sublet the whole or any portion of the Premises, subject to the Lessor’s prior written consent, which consent shall not be unreasonably withheld, on the basis of the following terms and conditions:

i.	The Lessee shall provide to the Lessor the name and address of the assignee or sublessee.

ii.
The assignee or sublessee shall assume, by written instrument, the form of which shall be satisfactory to the Landlord, all of the obligations of this Lease, and a copy of such assumption agreement shall be furnished to the Lessor within ten (10) days of its execution. Any sublease shall expressly acknowledge that said sublessee’s rights against Lessor shall be no greater than those of Lessee. Lessee further agrees that, notwithstanding any such subletting, no other and further subletting of the Premises by Lessee or any person claiming through or under Lessee shall or will be made except upon compliance with and subject to the provisions of this Article 8.

iii.
Each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of default by Lessee under this Lease, Lessor may, at its option, take over all of the right, title and interest of Lessee, as sublessor, under such sublease, and such sublessee shall, at Lessor’s option, attorn to Lessor pursuant to the then executory provisions of such sublease, except that Lessor shall not (i) be liable for any previous act or omission of Lessee under such sublease or, (ii) be subject to any offset not expressly provided in such sublease which theretofore accrued to such sublease to which Lessor has not specifically consented in writing or by any preview prepayment of more than one month’s rent.

iv.
The Lessee and each assignee shall be and remain liable for the observance of all the covenants and provisions of this Lease, including, but not limited to, the payment of Fixed Basic Rent and Additional Rent reserved herein, through the entire Term of this Lease, as the same may be renewed, extended or otherwise modified.

v.
The Lessee and any assignee shall promptly pay to Lessor any consideration received for any assignment and/or all of the rent, as and when received, in excess of the Rent required to be paid by Lessee for the area sublet computed on the basis of an average square foot rent for the gross square footage Lessee has leased.

vi.
In any event, the acceptance by the Lessor of any rent from the assignee or from any of the subtenants or the failure of the Lessor to insist upon a strict performance of any of the terms, conditions and covenants herein shall not release the Lessee herein, nor any assignee assuming this Lease, from any and all of the obligations herein during and for the entire Term of this Lease.

vii.
Lessee shall pay ONE THOUSAND DOLLARS ($1,000.00) to cover Lessor’s handling charges for each request for consent to any sublet or assignment prior to Lessor’s consideration of the same. Lessee acknowledges that its sole remedy with respect to any assertion that Lessor’s failure to consent to any sublet or assignment is unreasonable shall be the remedy of specific performance and Lessee shall have no other claim or cause of action against Lessor as a result of Lessor’s actions in refusing to consent thereto.

c.
Notwithstanding anything to the contrary set forth herein, with the consent of Lessor, which consent shall not be unreasonably withheld or delayed, Tenant may assign this Lease or sublet all of any portion of the Premises to any successor by merger, consolidation, corporate reorganization, or to any entity which purchases all or substantially all of the assets of Lessee provided that any such entity has a net worth at the time of such purchase or merger equal to or greater than the net worth of Lessee immediately preceding such purchase or merger. Any other assignment or subletting of Lessee’s interest under this Lease shall be subject to Lessor’s approval, which approval shall not be unreasonably withheld or delayed.

d.
In the event that any or all of Lessee’s interest in the Premises and/or this Lease is transferred by operation of law to any trustee, receiver, or other representative or agent of Lessee, or to Lessee as a debtor in possession, and subsequently any or all of Lessee’s interest in the Premises and/or this Lease is offered or to be offered by Lessee or any trustee, receiver, or other representative or agent of Lessee as to its estate or property (such person, firm or entity being hereinafter referred to as the “Grantor”), for assignment, conveyance, lease, or other disposition to a person, firm or entity other than Lessor (each such transaction being hereinafter referred to as a “Disposition”), it is agreed that Lessor has and shall have a right of first refusal to purchase, take, or otherwise acquire, the same upon the same terms and conditions as the Grantor thereof shall accept upon such Disposition to such other person, firm, or entity; and as to each such Disposition the Grantor shall give written notice to Lessor in reasonable detail of all of the terms and conditions of such Disposition within twenty (20) days next following its determination to accept the same but prior to accepting the same, and Grantor shall not make the Disposition until and unless Lessor has failed or refused to accept such right of first refusal as to the Disposition, as set forth herein.

Lessor shall have sixty (60) days next following its receipt of the written notice as to such Disposition in which to exercise the option to acquire Lessee’s interest by such Disposition, and the exercise of the option by Lessor shall be effected by notice to that effect sent to the Grantor; but nothing herein shall require Lessor to accept a particular Disposition or any Disposition, nor does the rejection of any one such offer of first refusal constitute a waiver or release of the obligation of the Grantor to submit other offers hereunder to Lessor. In the event Lessor accept such offer of first refusal, the transaction shall be consummated pursuant to the terms and conditions of the Disposition described in the notice to Lessor. In the event Lessor rejects such offer of first refusal, Grantor may consummate the Disposition with such other person, firm, or entity; but any decrease in price of more than two percent (2%) of the price sought from Lessor or any change in the terms of payment for such Disposition shall constitute a new transaction requiring a further option of first refusal to be given to Lessor hereunder.

e.
Without limiting any of the provisions of Articles 12 and 13, if pursuant to the Federal Bankruptcy Code (herein referred to as the “Code”), or any similar law hereafter enacted having the same general purpose, Lessee is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to the sum of one year’s Fixed Basic Rent plus an amount equal to the Additional Rent for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Lessor for the balance of the Term, without interest, as security for the full performance of all of Lessee’s obligations under this Lease, to be held and applied in the manner specified for security in Article 16.

f.
Except as specifically set forth above, no portion of the Premises or of Lessee’s interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Lessee, nor shall Lessee pledge its interest in this Lease or in any security deposit required hereunder.

9.
COMPLIANCE WITH RULES AND REGULATIONS: Lessee shall observe and comply with the rules and regulations hereinafter set forth in Exhibit B attached hereto and made a part hereof and with such further reasonable rules and regulations as Lessor may prescribe, on written notice to the Lessee, for the safety, care and cleanliness of the Building and the comfort, quiet and convenience of other occupants of the Building. Lessor reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Lessee, at Lessee's expense, in settings sufficient, in Lessor’s judgment, to absorb and prevent vibration, noise and annoyance.

10.
DAMAGES TO BUILDING: If the Building is damaged by fire or any other cause to such extent the cost of restoration, as reasonably estimated by Lessor, will equal or exceed twenty-five percent (25%) of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Lessor may, no later than the sixtieth (60th) day following the date of damage, give Lessee a notice of election to terminate this Lease, or if the cost of restoration will equal or exceed fifty percent (50%) of such replacement value and if the Premises shall not be reasonably usable for the purpose for which they are leased hereunder, then Lessee may, no later than the sixtieth (60th) day following the date of damage, give Lessor a notice of election to terminate this Lease. In either said event of election, this Lease shall be deemed to terminate on the thirtieth (30th) day after the giving of said notice, and Lessee shall surrender possession of the Premises within a reasonable time thereafter, and the Fixed Basic Rent, and any Additional Rent, shall be apportioned as of the date of said surrender and any Fixed Basic Rent or Additional Rent paid for any period beyond said date shall be repaid to Lessee. If the cost of restoration shall not entitle Lessor to terminate this Lease, or if, despite the cost, Lessor does not elect to terminate this Lease, Lessor shall restore the Building and the Premises with reasonable promptness, subject to Force Majeure, and Lessee shall have no right to terminate this Lease. Lessor need not restore fixtures and improvements owned by Lessee.

In any case in which use of the Premises is affected by any damage to the Building, there shall be either an abatement or an equitable reduction in Fixed Basic Rent, depending on the period for which and the extent to which the Premises are not reasonably usable for the purpose for which they are leased hereunder. The words “restoration” and “restore” as used in this Article 10 shall include repairs. If the damage results from the fault of the Lessee, Lessee’s agents, servants, visitors or licensees, Lessee shall not be entitled to any abatement or reduction in Fixed Basic Rent, except to the extent of any rent insurance received by Lessor.

11.
EMINENT DOMAIN: If Lessee’s use of the Premises is materially affected due to the taking by eminent domain of (a) the Premises or any part thereof or any estate therein; or( b) any other part of the Building; then, in either event, this Lease shall terminate on the date when title vests pursuant to such taking. The Fixed Basic Rent, and any Additional Rent, shall be apportioned as of said termination date and any Fixed Basic Rent or Additional Rent paid for any period beyond said date, shall be repaid to Lessee. Lessee shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but Lessee may file a separate claim for any taking of fixtures and improvements owned by Lessee which have not become the Lessor’s property, and for moving expenses, provided the same shall, in no way, affect or diminish Lessor’s award. In the event of a partial taking which does not effect a termination of this Lease but does deprive Lessee of the use of a portion of the Premises, there shall either be an abatement or an equitable reduction of the Fixed Basic Rent, and an equitable adjustment reducing the Base Period Costs as hereinafter defined depending on the period for which and the extent to which the Premises so taken are not reasonably usable for the purpose for which they are leased hereunder.

12.
INSOLVENCY OF LESSEE: Either (a) the appointment of a receiver to take  possession of all or substantially all of the assets of Lessee, or, (b) a general assignment by Lessee for the benefit of creditors, or, (c) any action taken or suffered by Lessee under any insolvency or bankruptcy act, shall constitute a default of this Lease by Lessee, and Lessor may terminate this Lease forthwith and upon notice of such termination Lessee’s right to possession of the Premises shall cease, and Lessee shall then quit and surrender the Premises to Lessor but Lessee shall remain liable as hereinafter provided in Article 14 hereof.

13.
LESSOR'S REMEDIES ON DEFAULT: If Lessee defaults in the payment of Fixed Basic Rent, or any Additional Rent, or defaults in the performance of any of the other covenants and conditions hereof or permits the Premises to become deserted, abandoned or vacated, Lessor may give Lessee notice of such default, and if Lessee does not cure any Fixed Basic Rent or Additional Rent default within five (5) days or other default within fifteen (15) days after giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, and additional fifteen (15) days will be allowed up to a maximum of thirty (30) days after giving of such notice), then Lessor may terminate this Lease on not less than ten (10) days notice to Lessee, and on the date specified in said notice, Lessee’s right to possession of the Premises shall cease but Lessee shall remain liable as hereinafter provided. If this Lease shall have been so terminated by Lessor pursuant to Articles 12 or 13 hereof, Lessor may at any time thereafter resume possession of the Premises by any lawful means and remove Lessee or other occupants and their effects. Lessee shall pay to Lessor, on demand, such expenses as Lessor may incur, including, without limitation, court costs and reasonable attorney’s fees and disbursements, in enforcing the performance of any obligation of Lessee under this Lease.

14.
DEFICIENCY: In any case where Lessor has recovered possession of the Premises by reason of Lessee’s default, Lessor may, at Lessor’s option, occupy the Premises or cause the Premises to be redecorated, altered, divided, consolidated with other adjoining premises or otherwise changed or prepared for reletting, and may relet the Premises or any part thereof, as agent of Lessee or otherwise, for a term or terms to expire prior to, at the same time as or subsequent to, the original Expiration Date, at Lessor’s option and receive the rent therefor. Rent so received shall be applied first to the payment of such expenses as Lessor may have incurred in connection with the recovery of possession, redecorating, altering, dividing, consolidating with other adjoining premises, or otherwise changing or preparing for reletting, and the reletting, including brokerage and reasonable attorney’s fees, and then to the payment of damages in amounts equal to the Fixed Basic Rent and Additional Rent hereunder and to the costs and expenses of performance of the other covenants of Lesseeas herein provided. Lessee agrees, in any such case, whether or not Lessor has relet, to pay to Lessor damages equal to the Fixed Basic Rent and Additional Rent from the date of such default to the date of expiration of the term demised and other sums herein agreed to be paid by Lessee, less the net proceeds of the reletting, if any, received by Lessor during the remainder of the unexpired term of the Lease, as ascertained from time to time, and the same shall be payable by Lessee on the several rent days above specified. Lessee shall not be entitled to any surplus accruing as a result of any such reletting. In reletting the Premises as aforesaid, Lessor may grant rent concessions, and Lessee shall not be credited therewith. No such reletting shall constitute a surrender and acceptance or be deemed evidence thereof. If Lessor elects, pursuant hereto, actually to occupy and use the Premises or any part thereof during any part of the balance of the Term as originally fixed or since extended, there shall be allowed against Lessee’s obligation for rent or damages as herein defined, during the period of Lessor’s occupancy, the reasonable value of such occupancy, not to exceed, in any event, the Fixed Basic Rent and Additional Rent herein reserved and such occupancy shall not be construed as a release of Lessee’s liability hereunder.

Alternatively, in any case where Lessor has recovered possession of the Premises by reason of Lessee’s default, Lessor may at Lessor’s option, and at any time thereafter, and without notice or other action by Lessor, and without prejudice to any other rights to remedies it might have hereunder or at law or equity, become entitled to recover from Lessee, as damages for such breach, in addition to such other sums herein agreed to be paid by Lessee, to the date of re-entry, expiration and/or dispossess, an amount equal to the difference between the Fixed Basic Rent and Additional Rent reserved in this Lease from the date of such default to the date of expiration of the original Term demised and the then fair and reasonable rental value of the Premises for the same period. Said damages shall become due and payable to Lessor immediately upon such breach of this Lease and without regard to whether this Lease be terminated or not, and if this Lease be terminated, without regard to the manner in which it is terminated. In the computation of such damages, the difference between an installment of Fixed Basic Rent and Additional Rent thereafter becoming due and the fair and reasonable rental value of the Premises for the period for which such installment was payable shall be discounted to the date of such default at the rate of not more than six percent (6%) per annum.

Lessee hereby waives all right of redemption to which Lessee or any person under Lessee might be entitled by any law now or hereafter in force. Lessor’s remedies hereunder are in addition to any remedy allowed by law.

15.
SUBORDINATION OF LEASE: This Lease shall, at Lessor’s option, or at the option of any holder of any mortgages or trust deed, be subject and subordinate to any such mortgages or trust deed which may now or hereafter affect the real property of which the Premises form a part, and also to all renewals, modifications, consolidations and replacements of said mortgages or trust deed. Although no instrument or act on the part of Lessee shall be necessary to effectuate such subordination, Lessee will, nevertheless, execute and deliver such further instruments confirming such subordination of this Lease as may be desired by the holders of said mortgages or trust deed. Lessee hereby appoints Lessor attorney-in-fact, irrevocably, to execute and deliver any such instrument for Lessee.

16.
SECURITY DEPOSIT: Lessee shall deposit with Lessor on the signing of this Lease, the Security Deposit as defined in the Preamble for the full and faithful performance of Lessee’s obligations under this Lease, including without limitation, the surrender of possession of the Premises to Lessor as herein provided. Lessor shall not be required to maintain the Security Deposit in a separate account. If Lessor applies any part of said Security Deposit to cure any default of Lessee, Lessee shall, on demand, deposit with Lessor the amount so applied so that Lessor shall have the full Security Deposit on hand at all times during the Term of this Lease. In the event a bona fide sale, subject to this Lease, Lessor shall have the right to transfer the Security Deposit to the vendee, and Lessor shall be considered released by Lessee from all liability for the return of the Security Deposit; and Lessee agrees to look solely to the new lessor for the return of the Security Deposit, and it is agreed that this shall apply to every transfer or assignment made of the Security Deposit to the new lessor. Provided this Lease is not in default, the Security Deposit (less any portions thereof used, applied or retained by Lessor in accordance with the provisions of this Article 16), shall be returned to Lessee within thirty (30) days after the expiration or sooner termination of this Lease and after delivery of the entire Premises to Lessor in accordance with the provisions of this Lease. Lessee covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and Lessor shall not be bound by any such assignment, encumbrance or attempt thereof.

In the event of the insolvency of Lessee, or in the event of the entry of a judgment in any court against Lessee which is not discharged within ninety (90) days after entry, or in the event a petition is filed by or against Lessee under any chapter of the bankruptcy laws of the State of New Jersey or the United States of America, then in such event, Lessor may require the Lessee to deposit additional security in an amount which in Lessor’s sole judgment would be sufficient to adequately assure Lessee’s performance of all of its obligations under this Lease including all payments subsequently accruing. Failure of Lessee to deposit the security required by this Article 16 within ten (10) days after Lessor’s written demand shall constitute a material breach of this Lease by Lessee.

17.
RIGHT TO CURE LESSEE’S BREACH: If Lessee breaches any covenant or  condition of this Lease, Lessor may, on reasonable notice to Lessee (except that no notice need be given in case of emergency), elect to cure such breach at the expense of Lessee and the reasonable amount of all expenses, including attorney's fees, incurred by Lessor in so doing (whether paid by Lessor or not) shall be deemed Additional Rent payable on demand. In no event shall this Article 17 be construed to require Lessor to cure any such breach.

18.
MECHANIC'S LIENS: Lessee shall not allow and/or permit any mechanic’s lien or other similar lien for materials or labor claimed to have been furnished to the Premises on Lessee’s behalf (“Mechanic’s Lien”) to be placed on the Building. Lessee shall, within thirty (30) days after notice from Lessor, discharge or satisfy by bonding or otherwise any Mechanic’s Lien filed against the Building.

19.
RIGHT TO INSPECT AND REPAIR: Lessor may enter the Premises but shall not be obligated to do so (except as required by any specific provision of this Lease) at any reasonable time on reasonable notice to Lessee (except that no notice need be given in case of emergency) for the purpose of inspection or the making of such repairs, replacement or additions in, to, on and about the Premises or the Building, as Lessor deems necessary or desirable. Lessee shall have no claims or cause of action against Lessor by reason thereof. In no event shall Lessee have any claim against Lessor for interruption of Lessee’s business, however occurring, including but not limited to that arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building, including the structural and non-structural portions thereof.

20.
SERVICES TO BE PROVIDED BY LESSOR/LESSOR’S  EXCULPATION: Subject to intervening laws, ordinances, regulations and executive orders, while Lessee is not in default under any of the provisions of this Lease, Lessor agrees to furnish, except on holidays:

a.
Cleaning services for the Demised Premises as described on Exhibit E (or substantially similar), provided the same are kept in reasonable order by Lessee. Lessee shall pay to Lessor the cost of removal from the Building of any of Lessee’s refuse and rubbish which exceeds the refuse and rubbish usually attendant upon the use of such premises as offices. Bills for the same shall be rendered by Lessor to Lessee and shall be due and payable when rendered, and the amount of such bills shall be deemed to be, and be paid, as Additional Rent. Alternatively, Lessee shall use Lessor’s contractors or employees, at the option of the Lessor, for the removal of such excess refuse and rubbish and Lessee agrees to pay reasonable charges therefor.

b.
Heating, ventilating and air conditioning (herein “HVAC”) as appropriate for the season, and as set forth on Exhibit D, attached hereto and made a part hereof, together with Common Facilities lighting and electric energy all during Building Hours.

c.	Cold and hot water for drinking and lavatory purposes.

d.	Elevator service.

e.	Restroom supplies in common area bathrooms and exterior window cleaning when reasonably required.

f.	Lessor shall furnish and maintain fire extinguishers in the Building.

g.
Notwithstanding the requirements of Exhibit D (as to HVAC) or any other provision of this Lease, Lessor shall not be liable for failure to furnish any of the aforesaid services when such failure is due to Force Majeure, as hereinafter defined. Lessor shall not be liable, under any circumstances, including, but not limited to, that arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building, including the structural and non-structural portions thereof, for loss of or injury to Lessee or to property, however occurring, through or in connection with or incidental to the furnishings of, or failure to furnish, any of the aforesaid services or for any interruption to Lessee’s business, however occurring.

21.
INTERRUPTION OF SERVICES OR USE: Interruption or curtailment of any service maintained in the Building or at the Office Building Area, if caused by Force Majeure, as hereinafter defined, shall not entitle Lessee to any claim against Lessor or to any abatement in rent, and shall not constitute a constructive or partial eviction, unless Lessor fails to take measures as may be reasonable under the circumstances to restore the service without undue delay. If the Premises are rendered untenantable in whole or in part, for a period of ten (10) consecutive business days, by the making of repairs, replacements or additions, other than those made with Lessee’s consent or caused by misuse or neglect by Lessee, or Lessee’s agents, servants, visitors or licensees, there shall be a proportionate abatement of Fixed Basic Rent from and after said tenth (10th) consecutive business day and continuing for the period of such untenantability. In no event, shall Lessee be entitled to claim a constructive eviction from the Premises unless Lessee shall first have notified Lessor in writing of the condition or conditions giving rise thereto, and if the complaints be justified, unless Lessor shall have failed, within a reasonable time after receipt of such notice, to remedy, or commence and proceed with due diligence to remedy such condition or conditions, all subject to Force Majeure as hereinafter defined.

22.
BUILDING STANDARD OFFICE ELECTRICAL SERVICE: The cost of electric current which is supplied by the Lessor for use by the Lessee in the Premises, is included in Fixed Basic Rent as described under Electric Energy Charge in the Preamble and is subject to adjustment in accordance with the terms and conditions set forth below.

a.
The Electric Energy Charge set forth in the Preamble to this Lease represents Lessor’s and Lessee’s agreed upon charges for the annual cost of providing electric current for the operation of lighting fixtures and electrical outlets initially installed in the Demised Premises. If Lessee’s electrical needs are in excess of the standard and customary usage for an office tenant, then such Electric Energy Charge may be subject to adjustments from time to time, based upon the determination by an electrical consultant selected by Lessor to make a survey of the electrical current and powerload requirements (existing as of the time of such survey) in the Demised Premises. The findings and determinations of the consultant as to the proper cost of electricity being consumed by Lessee in the Demised Premises shall be based upon the costs and charges for electrical current which Tenant would pay to the utility company supplying such current to Lessee as a direct consumer, and such findings and determinations shall be binding upon the parties provided, however, that in the event of any dispute between the parties with respect to such findings and determinations, the same shall be submitted to arbitration before the local office of the American Arbitration Association. The Electric Energy Charge shall be adjusted retroactively to the date of the survey to conform to the determination of the electrical consultant (or, to the determination under any arbitration). After such survey and determination shall have been made, Lessor shall deliver to Lessee a copy thereof (as the same may apply to the Lessee herein). Together with such survey and determination, Lessor shall send a statement to Lessee setting forth an adjustment, to be credited to or paid by Lessee, of an amount equal to the difference for such period. Any amount to which Lessee is entitled shall be deducted from the Fixed Rent installment payable for the month following delivery such statement or, in the event that any such amount shall be due to Lessee after the termination date of this Lease, such amount shall be promptly paid to Lessee. Any amount owed by Lessee shall be paid with the next installment of Fixed Rent due to Landlord hereunder.

b.
In the event that there shall be an increase or decrease in the rate schedule (including surcharges or demand adjustments), of the public utility for the supply of Building Standard Office Electrical Service, or the imposition of any tax with respect to such service or increase in any such tax following the Commencement, Date, the Electric Energy Charge payable hereunder shall be adjusted equitably to reflect the increase or decrease in rate or imposition or increase in the aforesaid tax. All computations shall be made on the basis of Lessee’s surveyed usage as if a meter exclusively measuring such usage to the Premises was in place.

c.
Lessee covenants that it shall notify Lessor immediately upon the introduction of any office equipment or lighting different from that on the Premises as of Lessor’s electrical survey or in addition to the aforesaid equipment or lighting on the Premises as of said survey. The introduction of any new or different equipment or lighting shall be cause for, at Lessor’s election, a resurveying of the Premises at Lessee’s expense. Lessor reserves the right to inspect the Premises to insure compliance with this provision.

d.
Lessor shall not be liable in any way to Lessee for any loss, damage or expense which Lessee may sustain or incur as a result of any failure, defect or change in the quantity or character of electrical energy available for redistribution to the Premises pursuant to this Article 22 nor for any interruption in the supply, and Lessee agrees that such supply may be interrupted for inspection, repairs and replacement and in emergencies. In any event, the full measure of Lessor’s liability for any interruption in the supply due to Lessor’s acts or omissions shall be an abatement of Fixed Basic Rent and Additional Rent, unless Lessor fails to take such measures as may be reasonable under the circumstances to restore such service without undue delay. In no event shall Lessor be liable for any business interruption suffered by Lessee.

e.
Lessor, at Lessee’s expense, shall furnish and install all replacement lighting tubes, lamps, ballasts and bulbs required in the Premises. Lessee, however, shall have the right to furnish and/or install any or all of the items mentioned in this Article 22(e).

f.
Lessee’s use of electrical service as contemplated herein shall be during Building Hours, and any use in excess of said Building Hours shall result in an adjustment as set forth in Article 22(a) hereof to reflect such additional consumption.

23.
ADDITIONAL RENT: It is expressly agreed that Lessee will pay in addition to the Fixed Basic Rent provided in Article 3 hereof, an Additional Rent to cover Lessee’s Percentage as defined in the Preamble, of the increased cost to Lessor, for each of the categories enumerated herein, over the “Base Period Costs”, as defined in the Preamble for said categories.

a.
Operating Cost Escalation.   If the Operating Costs incurred for the Building in which the Premises are located and Office Building Area for any Lease Year or Partial Lease Year during the Term shall be greater than the Base Operating Costs (adjusted proportionately for periods less than a Lease Year), then Lessee shall pay to Lessor, as Additional Rent, Lessee's Percentage of all such excess Operating Costs. Operating Costs shall include, by way of illustration and not of limitation: personal property taxes; management fees; labor, including all wages and salaries; social security taxes, and other taxes which may be levied against Lessor upon such wages and salaries; supplies; repairs and maintenance; maintenance and service contracts; painting; wall and window washing; laundry and towel service; tools and equipment (which are not required to be capitalized for federal income tax purposes); fire and other insurance; trash removal; lawn care; snow removal and all other items properly constituting direct operating costs according to standard accounting practices (collectively the “Operating Costs”), but not including depreciation of Building or equipment; interest; income or excess profits taxes; costs of maintaining the Lessor’s corporate existence; franchise taxes; any expenditures required to be capitalized for federal income tax purposes, unless said expenditures are for the purpose of reducing Operating Costs within the Building and Office Building Area, or those which under generally applied real estate practice are expensed or regarded as deferred expenses or are required under any governmental or quasi-governmental law, statute, ordinance, rule, order, requirements or regulation, in which event the costs thereof shall be included.

b.
Fuel, Utilities and Electric Cost Escalation (hereinafter referred to as “Utility and Energy Costs”). If the Utility and Energy Costs, including any fuel surcharges or adjustments with respect thereto, incurred for water, sewer, gas, electric, other utilities and heating, ventilating and air conditioning for the Building, to include all leased and leasable areas (not separately billed or metered within the Building) and Common Facilities electric, lighting, water, sewer and other utilities for the Building and Office Building Area, for any Lease Year or Partial Lease Year, during the Term, shall be greater than the Base Utility and Energy Costs (adjusted proportionately for periods less than a Lease Year), then Lessee shall pay to Lessor as Additional Rent, Lessee’s Percentage as hereinafter defined, of all such excess Utility and Energy Costs. As used in this Article 23, the Base Utility and Energy Costs shall be as defined in the Preamble.

c.
Tax Escalation. If the Real Estate Taxes for the Building for any Lease Year or Partial Lease Year, during the Term, shall be greater than the Base Real Estate Taxes (adjusted proportionately for periods less than a Lease Year), then Lessee shall pay to Lessor as Additional Rent, Lessee’s Percentage as hereinafter defined, of all such excess Real Estate Taxes.

d.	Definitions. As used in this Article 23, the words and terms that follow mean and include the following:

i.
“ Real Estate Taxes” shall mean the property taxes and assessments imposed upon the Building, or upon the rent, as such, payable to the Lessor, including, but not limited to, real estate, city, county, village, school and transit taxes, or taxes, assessments, or charges levied, imposed or assessed against  the  Building by any other  taxing authority,  whether  general   or specific, ordinary or extraordinary, foreseen or unforeseen. If due to a future change in the method of taxation, any franchise, income or profit tax shall be levied against Lessor in substitution for, or in lieu of, or in addition to, any tax which would otherwise constitute a Real Estate Tax, such franchise, income or profit tax shall be deemed to be a Real Estate Tax for the purposes hereof; conversely, any additional real estate tax hereafter imposed in substitution for, or in lieu of, any franchise, income or profit tax (which is not in substitution for, or in lieu of, or in addition to, a Real Estate Tax as hereinbefore provided) shall not be deemed a Real Estate Tax for the purposes hereof.

ii.
“Lease Year” shall mean a calendar year. Any portion of the Term which is less than a Lease Year as hereinbefore defined, that is, from the Commencement Date through the following December 31, and from the last January 1, falling within the Term to the end of the Term, shall be deemed a “Partial Lease Year”. Any reference in this Lease to a Lease Year shall, unless the context clearly indicates otherwise, be deemed to be a reference to a Partial Lease Year if the period in question involves a Partial Lease Year.

e.
Payment. At any time, and from time to time, after the establishment of the Base Period Costs for each of the categories referred to above, Lessor shall advise Lessee in writing of Lessee’s Percentage share with respect to each of the categories as estimated for the next twelve (12) month period (or proportionate part thereof if the last period prior to the Lease’s expiration is less than twelve (12) months) as then known to the Lessor, and thereafter, the Lessee shall pay as Additional Rent, Lessee’s Percentage share of these costs for the then current period affected by such advice (as the same may be periodically revised by Lessor as additional costs are incurred) in equal monthly installments, such new rates being applied to any months, for which the Fixed Basic Rent shall have already been paid which are affected by the Operating Cost Escalation and/or Utility and Energy Cost Escalation and/or Tax Escalation Costs above referred to, as well as the unexpired months of the current period, the adjustment for the then expired months to be made at the payment of the next succeeding monthly rental, all subject to final adjustment at the expiration of each Lease Year hereof (or Partial Lease Year if the last period prior to the Lease's termination is less than twelve (12) months). However, Lessor shall be reimbursed by Lessee monthly during the first year of the Term for additional Utility and Energy Cost Escalations resulting from an increase in the monthly rate over the Base Utility Rate. In the event the last period prior to the Lease’s termination is less than twelve (12) months, the Base Period Costs during said period shall be proportionately reduced to correspond to the duration of said final period.

f.
Books and Reports. For the protection of Lessee, Lessor shall maintain books of account which shall be open to Lessee and its representatives at all reasonable times so that Lessee can determine that such Operating, Utility and Energy and Real Estate Tax Costs have, in fact, been paid or incurred. Lessee’s representatives shall mean only (i) Lessee’s employees or (ii) a Certified Public Accounting firm. At Lessor’s request, Lessee shall execute a confidentiality agreement reasonably acceptable to Lessor prior to any examination of Lessor’s books and records. In the event Lessee disputes any one or more of said charges, Lessee shall attempt to resolve such dispute with Lessor, provided that if such dispute shall not be satisfactorily settled between Lessor and Lessee, the dispute shall be referred by either party to an independent certified public accountant to be mutually agreed upon, and if such an accountant cannot be agreed upon, The American Arbitration Association may be asked by either party to select an arbitrator, whose decision on the dispute will be final and binding upon both parties, who shall jointly share any cost of such arbitration. Pending resolution of said dispute the Lessee shall pay to Lessor the sum so billed by Lessor subject to its ultimate resolution as aforesaid.

g.
Right of Review. Once Lessor shall have finally determined said Operating, Utility and Energy or Real Estate Tax Costs at the expiration of a Lease Year, then as to the item so established, Lessee shall only be entitled to dispute said charge as finally established for a period of six (6) months after such charge is finally established, and Lessee specifically waives any right to dispute any such charge at the expiration of said six (6) month period.

24.
LESSEE'S ESTOPPEL: Lessee shall, from time to time, on not less that ten(l0) days prior written request by Lessor, execute, acknowledge and deliver to Lessor a written statement certifying that the Lease is unmodified and in full force and effect, or that the Lease is in full force and effect as modified and listing the instruments of modification; the dates to which the rents and charges have been paid; and, to the best of Lessee’s knowledge, whether or not Lessor is in default hereunder, and if so, specifying the nature of the default. It is intended that any such statement delivered pursuant to this Article 24 may be relied on by a prospective purchaser of Lessor’s interest or mortgagee of Lessor’s interest or assignee of any mortgage of Lessor’s interest. Lessee shall also execute and deliver the form “Lessee Estoppel Certificate” attached hereto as Exhibit F.

25.
HOLDOVER TENANCY: If Lessee holds possession of the Premises after the Term of this Lease, Lessee shall (i) become a tenant from month to month under the provisions herein provided, but at a monthly basic rental which is 200% of the then current Rent as provided for pursuant to N.J.S.A. 2A:42.6 and without the requirement for demand or notice by Lessor to Lessee demanding delivery of possession of said Premises (but Additional Rent shall continue as provided in this Lease), which sum shall be payable in advance on the first day of each month, and such tenancy shall continue until terminated by Lessor, or until Lessee shall have given to Lessor, at least sixty (60) days prior to the intended date of termination, a written notice of intent to terminate such tenancy, which termination date must be as of the end of a calendar month; and (ii) indemnify Lessor against loss or liability resulting from the delay by Lessee in so surrendering the premises including, without limitation, any claims made by any succeeding occupant founded on such delay. Lessee’s obligations under this section shall survive the expiration or sooner termination of the Term.

26.
RIGHT  TO SHOW PREMISES: Lessor may show the Premises to prospective purchasers and mortgagees; and during the nine (9) months prior to termination of this Lease, to prospective tenants, on reasonable notice to Lessee.

27.	WAIVER OF TRIAL BY JURY: To the extent such waiver is permitted by law, the parties waive trial by jury in any action or proceeding brought in connection with this Lease or the Premises.

28.
LATE CHARGE: Anything in this Lease to the contrary notwithstanding, at Lessor’s option, Lessee shall pay a “Late Charge” of eight percent (8%) of any installment of Fixed Basic Rent or Additional Rent paid more than five (5) days after the due date thereof, to cover the extra expense involved in handling delinquent payments, said Late Charge to be considered Additional Rent. The amount of the Late Charge to be paid by Lessee shall be reassessed and added to Lessee’s obligations for each successive monthly period until paid.

29.	LESSEE’S INSURANCE:

a.
Lessee covenants to provide at Lessee’s cost and expense on or before the earlier of (i) the Commencement Date, or (ii) Lessee’s taking actual possession for the purpose of completing any improvement work, and to keep in full force and effect during the entire Term and so long thereafter as Lessee, or anyone claiming by, through or under Lessee, shall occupy the Premises, insurance coverage as follows:

i.
Commercial General Liability insurance with contractual liability endorsements with respect to the Premises and the business of Lessee in which Lessee shall be adequately covered under limits of liability of not less than TWO MILLION AND 00/100 DOLLARS (2,000,000) combined single limit per occurrence for bodily or personal injury (including death) and property damage. Such insurance may be carried (x) under a blanket policy covering the Premises and other locations of Lessee, if any, provided that each such policy shall in all respects comply with this Article and shall specify that the portion of the total coverage of such policy that is allocated to the Premises is in the amounts required pursuant to this Article 30 and (y) under a primary liability policy of not less than ONE MILLION AND 00/100 DOLLARS ($1,000,000) and the balance under an umbrella policy. Notwithstanding anything to the contrary contained in this Lease, the carrying of insurance by Lessee in compliance with this Article 29 shall not modify, reduce, limit or impair Lessee's obligations and liability under Article 32 hereof.

ii.
Fire and Extended Coverage, Vandalism, Malicious Mischief, Sprinkler Leakage and Special Extended Coverage Insurance in an amount adequate to cover the cost of replacement of all personal property, decoration, trade fixtures, furnishings, equipment in the Premises and all contents therein. Lessor shall not be liable for any damage to such property of Lessee by fire or other peril includable in the coverage afforded by the standard form of fire   insurance   policy   with   extended   coverage   endorsement attached (whether or not such coverage is in effect), no matter how caused, it being understood that the Lessee will look solely to its insurer for reimbursement.

iii.	Worker’s Compensation Insurance in the minimum statutory amount covering all persons employed by Lessee.

iv.
Said limits shall be subject to periodic review and Lessor reserves the right to increase said coverage limits if, in the reasonable opinion of Lessor, said coverage becomes inadequate and is less than that commonly maintained by tenants in similar buildings in the area by tenants making similar uses. On or before the Commencement Date, and thereafter at Lessor’s request, Lessee shall provide Lessor evidence of the insurance coverage required herein in the form of an insurance certificate or copy of the insurance policy.

b.
All of the aforesaid insurance shall (i) name Lessor and the management company as an additional insured; (ii) be written by one or more responsible insurance companies licensed in the State of New Jersey satisfactory to Lessor and in form satisfactory to Lessor; (iii) contain endorsements substantially as follows: “It is understood and agreed that the insurer will give to Lessor, or any successor lessor, thirty (30) days prior written notice of any material change in or cancellation of this policy.”; (iv) shall be written on an “occurrence” basis and not on a “claims made” basis.

c.
Lessee shall be solely responsible for payment of premium and Lessor (or its designee) shall not be required to pay any premium for such insurance. Lessee shall deliver to Lessor at least fifteen(l5) days prior to the expiration of such policy, either a duplicate original or a certificate it being the intention of the parties hereto that the insurance required under the terms hereof shall be continuous during the entire Term and any other period of time during which pursuant to the Term hereof, said insurance is required. Any insurance carried by Lessee shall be in excess of and will not contribute with the insurance carried by Lessor for injuries or damage arising out of the Premises.

d.
Lessee agrees, at its own cost and expense, to comply with all rules and regulations of the National Fire Protection Association (NFPA) National Fire Code. If, at any time or from time to time, as a result of or in connection with any failure by Lessee to comply with the foregoing sentence or any act or omission or commission by Lessee, its employees, agents, contractors or licensees, or a result of or in connection with the use to which the Premises are put (notwithstanding that such use may be for the purposes hereinbefore permitted or that such use may have been consented to by Lessor), the fire insurance rate(s) applicable to the Premises shall be higher than that which would be applicable for a business office legally permitted therein, Lessee agrees that it will pay to Lessor as Additional Rent, such portion of the premiums for all Lessor’s fire insurance policies in force with respect to the building and the contents of any occupant thereof as shall be attributable to such higher rate(s).

e.
Lessor makes no representation that the limits of liability specified to be carried by Lessee or Lessor under the terms of this Lease are adequate to protect Lessee against Lessee’s undertaking under this Article 29, and in the event Lessee believes that any such insurance coverage called for under this Lease is insufficient, Lessee shall provide, at is own expense, such additional insurance as Lessee deems adequate.

f.
In the event the Premises or its contents are damaged or destroyed by fire or other insured casualty, (i) Lessor, to the extent of the coverage of Lessor’s policies of fire insurance, hereby waives its rights, if any, against Lessee with respect to such damage or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Lessee, and (ii) Lessee, to the extent of the coverage of Lessee’s policies of fire insurance with extended coverage, hereby waives its rights, if any, against Lessor with respect to such damage, or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Lessor; provided, however, such waivers of subrogation shall only be effective with respect to loss or damage occurring during such time as Lessor’s or Lessee’s policies of fire insurance (as the case may be) shall contain a clause or endorsement providing in substance that the aforesaid waiver of subrogation shall not prejudice the type and amount of coverage under such policies or the right of Lessor or Lessee (as the case may be) to recover thereunder. If, at any time, Lessor’s or Lessee’s insurance carrier refuses to write insurance which contains a consent to the foregoing waiver of subrogation, Lessor or Lessee, as the case may be, shall notify the party thereof in writing, and upon the giving of such notice, the provisions of this Section shall be null and void as to any casualty which occurs after such notice. If Lessor’s or Lessee’s insurance carrier shall make a charge for the incorporation of the aforesaid waiver of subrogation in its policies, then the party requesting the waiver shall promptly pay such charge to the other party upon demand. In the event the party requesting their waiver fails to pay such charge upon demand, the other party shall be released of its obligation to supply such waiver.

g.	Should Lessee fail to maintain the insurance coverage as set forth in this Article 29, then Lessee shall be in default hereunder and shall be deemed to have breached its covenants as set forth herein.

30.
NO OTHER REPRESENTATIONS: No representations or promises shall be binding on the parties hereto except those representations and promises contained herein or in some future writing signed by the party making such representation(s) or promise(s).

31.
QUIET ENJOYMENT: Lessor covenants that if, and so long as, Lessee pays Fixed Basic Rent, and any Additional Rent as herein provided, and performs Lessee’s covenants hereof, Lessor shall do nothing to affect Lessee’s right to peaceably and quietly have, hold and enjoy the Premises for the Term herein mentioned, subject to the provisions of this Lease .

32.
INDEMNITY:Lessee shall defend, indemnify and save harmless Lessor and its agents against and from; (a) any and all claims (i) arising from (x) the conduct or management by Lessee, its subtenants, licensees, its or their employees, agents, contractors or invitees on the Premises or of any business therein, or (y) any work or thing whatsoever done, or any condition created (other than by Lessor for Lessor’s or Lessee’s account) in or about the Premises during the Term, or during the period of time, if any, prior to the Commencement Date that Lessee may have been given access to the Premises, (z) any default by Lessee under the terms, covenants and conditions of this Lease or (ii) arising from any negligent or otherwise wrongful act or omission of Lessee or any of its subtenants or licensees or its or their employees, agents, contractors or invitees, and (b) all costs, expenses and liabilities including reasonable attorneys fees and disbursements incurred in or in connection with each such claim, action or proceeding brought thereon. In case any action or proceeding be brought against Lessor by reason of any such claim, Lessee, upon notice from Lessor, shall resist and defend such action or proceeding.

33.
ARTICLE HEADINGS AND MISCELLANEOUS: The article headings in this Lease are intended for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions. This Lease shall be interpreted in accordance with its plain meaning and not against either party as the draftsman. This Lease may be signed in counterparts and an electronic or facsimile signature shall be deemed and treated as an original signature.

34.
APPLICABILITY TO HEIRS AND ASSIGNS: The provisions of this Lease shall apply to, bind and inure to the benefit of Lessor and Lessee, and their respective heirs, successors, legal representatives and assigns. It is understood that the term “Lessor” as used in this Lease means only the owner, a mortgagee in possession or a term Lessee of the Building, so that in the event of any sale of the Building or of any lease thereof, or if a mortgagee shall take possession of the Premises, the Lessor herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, the term lessee of the Building, or the mortgagee in possession has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder.

35.
OUTSIDE PARKING SPACES: Lessee’s occupancy of the Premises shall include the use of the number of outside parking spaces as set forth in the Preamble, all of which will be unassigned. Lessor shall not be responsible for any damage or theft of any vehicle in the parking area and shall not be required to keep parking spaces clear of unauthorized vehicles or to otherwise supervise the use of the parking area. Lessee shall, upon request, promptly furnish to Lessor the license numbers of the cars operated by Lessee and its subtenants, licensees, invitees, concessionaires, officers and employees.

36.
LESSOR'S LIABILITY FOR LOSS OF PROPERTY: Lessor shall not be liable for any loss of property from any cause whatsoever, including but not limited to theft or burglary from the Premises, and any such loss arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building, including the structural and non-structural portions thereof, and Lessee covenants and agrees to make no claim for any such loss at any time.

37.
PARTIAL INVALIDITY: If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

38.	BROKER(S): Canceled

39.
PERSONAL LIABILITY: Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of Lessor, its constituent members (to include but not be limited to, officers, directors, partners and trustees) their respective successors, assigns or any mortgagee in possession (for the purposes of this Article, collectively referred to as “Building Lessor”), with respect to any of the terms, covenants and conditions of this Lease, and that Lessee shall look solely to the equity of Building Lessor in the Building for the satisfaction of each and every remedy of Lessee in the event of any breach by Lessor of any of the terms, covenants and conditions of this Lease to be performed by Lessor, such exculpation of liability to be absolute and without any exceptions whatsoever.

40.
NO OPTION: The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises, and this Lease becomes effective only upon execution and delivery thereof by Lessor and Lessee.

41.	DEFINITIONS:

a.
Common Facilities. Common Facilities shall mean the non-assigned parking areas; lobby; elevator(s); fire stairs; public hallways; public lavatories; all other general Building facilities that service all Building tenants; air conditioning rooms; fan rooms; janitors’ closets; electrical closets; telephone closets; elevator shafts and machine rooms; flues; stacks; pipe shafts and vertical ducts with their enclosing walls. Lessor may at any time close temporarily any Common Facilities to make repairs or changes therein or to effect construction, repairs or changes within the Building, or to discourage non-tenant parking, and may do such other acts in and to the Common Facilities as in its judgment may be desirable to improve the convenience thereof, but shall always in connection therewith, endeavor to minimize any inconvenience to Lessee.

b.
Force Majeure. Force Majeure shall mean and include those situations beyond Lessor's reasonable control, including by way of example and not by way of limitation, acts of God; acts of terrorism; acts of war; accidents; repairs; labor slow downs or strikes; shortages of labor, supplies or materials; inclement weather; or, where applicable, the passage of time while waiting for an adjustment or insurance proceeds. Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Fixed Basic Rent or Additional Rent, shall, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure.

42.
LEASE COMMENCEMENT: Notwithstanding anything contained in this Lease to the contrary, if Lessor, for any reason whatsoever, cannot deliver possession of the Premises to Lessee as contemplated pursuant to Article 2, this Lease shall not be void or voidable, nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom, but in that event, the Term shall be for the full term as specified above to commence from and after the date Lessor shall have delivered possession of the Premises to Lessee or from the date Lessor would have delivered possession of the Premises to Lessee but for any reason attributable to Lessee.

43.
NOTICES: Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if (i) delivered personally or (ii) sent by registered mail or certified mail return receipt requested in a postage paid envelope addressed or (iii) sent by nationally recognized overnight delivery service to the respective address set forth in the Preamble to this Lease, or to either at such other address as Lessee or Lessor, respectively, may designate in writing. Notice shall be deemed to have been duly given, if delivered personally, on delivery thereof; if mailed, upon the third (3rd) day after the mailing thereof or if sent by overnight delivery service, the next business day. A copy of the Notice shall also be sent by email.

44.
ACCORD AND SATISFACTION: No payment by Lessee or receipt by Lessor of a lesser amount than the Fixed Basic Rent and Additional Rent and charges payable hereunder shall be deemed to be other than a payment on account of the earliest stipulated Fixed Basic Rent and Additional Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for Fixed Basic Rent or Additional Rent be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such Fixed Basic Rent and Additional Rent or pursue any other remedy provided herein or by law.

45.
EFFECT OF WAIVERS: No failure by Lessor to insist upon the strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No consent, or waiver, express or implied, by Lessor to or of any breach of any covenant, condition or duty of Lessee shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty, unless in writing signed by Lessor. Lessor and Lessee each agree that they will not raise or assert as a defense to any obligation under this Lease or make any claim that this Lease is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

46.	THIS SECTION HAS BEEN INTENTIONALLY OMOITTED

47.
MORTGAGEE’S NOTICE AND OPPORTUNITY TO CURE: Lessee agrees to  give any mortgagees and/or trust deed holders, by registered mail, a copy of any notice of default served upon Lessor. Lessee further agrees that, if Lessor shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary, if within such thirty (30) days, any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

48.
LESSOR’S RESERVED RIGHT: Lessor and Lessee acknowledge that the Premises  are in a Building which is not open to the general public. Access to the Building is restricted to Lessor, Lessee, their agents, employees and contractors and to their invited visitors. In the event of a labor dispute including a strike, picketing, informational or associational activities directed at Lessee or any other tenant, Lessor reserves the right unilaterally to alter Lessee’s ingress and egress to the Building or make any change in operating conditions to restrict pedestrian, vehicular or delivery ingress and egress to a particular location.

49.	LESSOR’S REPRESENTATIONS: Lessor hereby warrants and represents to Lessee that:

a.
Lessor has received no notice of any violation affecting the Premises or the Building, and Lessee shall not be responsible for any violations against the Premises, nor against the Building as of the Commencement of the Term, whether or not of record.

b.	Lessor has no knowledge of the existence of any hazardous materials condition or of the use of any hazardous materials in the Building.

50.	AFTER-HOURS USE: After hours use of the Premises shall be governed by Paragraph 5 of the Preamble.

51.
CORPORATE AUTHORITY: If Lessee is a corporation or other registered entity, Lessee represents and warrants that this Lease has been duly authorized and approved by the corporation’s Board of Directors or the requisite authority of the entity. The undersigned officers and representatives of the corporation/entity represent and warrant that they are officers of the corporation/entity with authority to execute this Lease on behalf of the corporation/entity, and within fifteen (15) days of execution hereof, Lessee will provide Lessor with a corporate/entity resolution confirming the aforesaid.

52.	BUILDING PERMIT: This Lease is expressly conditioned upon Lessor obtaining a building permit from the appropriate government official for Lessee’s Premises.

53.	RENEWAL OPTION: Lessee is hereby granted the Renewal Options for the Renewal Terms, both as defined in the Preamble, upon the following terms and conditions:

a.
At the time of the exercise of the Renewal Option and at the time of the said renewal, the Lessee shall not be in default in accordance with the terms and provisions of this Lease, and shall be in possession of the Premises pursuant to this Lease.

b.	Notice of the exercise of a Renewal Option shall be sent to the Lessor in writing at least nine (9) months before the expiration of the then current Term of the Lease.

c.
The renewal Term shall be for the term of five (5) years, to commence at the expiration of the Term of this Lease, and all of the terms and conditions of this Lease, other than the Fixed Basic Rent and Additional Rent, shall apply during any such renewal term.

d.
The annual Basic Rent to be paid during the Renewal Term shall not be less than that paid for the Premises during the last year of the prior term of the Lease. However, if the fair rental value of the Premises at the commencement of the Renewal Term shall exceed the rent as established in the preceding sentence, the Lessee shall pay 95% of such fair rental value. In determining the fair rental value, the Lessor shall notify Lessee of the fair rental value as established by Lessor. Should Lessee dispute Lessor’s determination, then the Lessee shall be free to, at the Lessee’s sole cost and expense, employ, the services of an appraiser familiar with office buildings located within the Paramus, New Jersey area comparable to the Building, who shall be a member of MAI and who shall render an appraisal. If the Lessor and the Lessee’s appraiser cannot agree on the fair rental value, or in such case on an independent appraiser acceptable to both, either party may request the local office of the American Arbitration Association to appoint such independent appraiser who shall be a member of MAI familiar with office buildings in the area of the Building and in such event the judgment of a majority of the two appraisers and Lessor shall be final and binding upon the parties. The parties shall share equally in the cost of any such independent appraiser. Pending resolution of the issue of fair rental value, the Lessee shall pay the Lessor as of commencement of the Renewal Term, the Fixed Basic Rent as established by Lessor, subject to retroactive adjustment upon final determination of this issue.

54.	HAZARDOUS MATERIALS AND COMPLIANCE WITH ENVIRONMENTAL LAWS:

a.
Lessee shall not cause or permit any hazardous or toxic substance, except as otherwise provided in this paragraph, material or waste which is or becomes regulated by any local governmental authority, of the United States Government (“Hazardous Material”) to be brought upon, kept, or used in or about the Premises by Lessee, its agents, employees, contractors or invitees, without the prior written consent of Lessor (which demonstrates  to  Lessor’s  reasonable  satisfaction  that  such Hazardous Material is necessary or useful to Lessee’s business and will be used, kept and stored in a manner that complies with all laws regulating any such Hazardous Material so brought upon or used or kept in or about the Premises). If Lessee breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Premises, the Building or the Office Building Area caused or permitted by Lessee results in contamination of the Premises, the Building, or the Office Building Area by Hazardous Material or otherwise occurs, for which Lessee is legally liable to Lessor for damage resulting therefrom, then Lessee shall indemnify, defend and hold Lessor harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, expenses or losses (including, without limitation, diminution in value of the Premises, the Building, or the Office Building Area, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, the Building, or the Office Building Area, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorney’s fees, consultant fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification of Lessor by Lessee includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present including in the soil or ground water on or under the Building. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises, the Building, or the Office Building Area, caused or permitted by Lessee results in any contamination of the Premises, the Building, or the Office Building Area, Lessee shall promptly take all actions at its sole expense as are necessary to return the Premises and/or the Building, and/or the Office Building Area to the condition existing prior to the introduction of any such Hazardous Material to the Premises and/or the Building and/or the Office Building Area; provided that Lessor’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the Office Building Area. Notwithstanding anything to the contrary provided herein, Lessor’s approval shall not be required for the lawful storage of materials regularly used in the ordinary course of Lessee’s business; provided, however, Lessee shall provide Lessor with a list of materials being stored. Subject to Lessee’s compliance with Environmental Laws, Lessor consents to the foregoing. Notwithstanding anything in this Lease to the contrary, Lessee herby declares, confirms and covenants that Lessee shall use the Premises for the Permitted Use only and shall not allow any Hazardous Material to be brought upon, kept, or used in or about the Premises by Lessee, its agents, employees, contractors or invitees

b.
Lessee shall, at Lessee’s sole cost and expense, comply with the requirements of any Federal, state, county, municipal or other governmental law, ordinance, rule, regulation, requirement and/or directive pertaining to the environment (an “Environmental Law” or “Environmental Laws”) including, but not limited to, the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.); the New Jersey Water Pollution Control Act (N.J.S.A. 58:10A-1 et seq.); the Worker and Community Right to Know Act (N.J.S.A. 34:5A-1 et seq.) the Resource Conservation and Comprehensive Environmental Response Compensation and Liability Act of 1980 42 U.S.C. Section 9601 et seq.); and the Industrial Site Recovery Act and the regulations promulgated thereunder (“ISRA”). In this regard, Lessee shall, at Lessee’s sole cost and expense, make all submissions to, provide all information to and comply with all requirements of any governmental authority. Should said governmental authority determine any spills or discharges by Lessee or dangerous or hazardous substances or wastes in and upon the Premises, the Building and/or the Office Building Area caused by Lessee or its agents, servants, employees, licensees, invitees and contractors and/or that a cleanup plan must be prepared and submitted, then and in that event, Lessee shall, at Lessee’s sole cost and expense, take any and all action required and carry out any and all approved plans. Lessee’s obligations pursuant to this section shall arise whenever required by any appropriate governmental agency, including, but not limited to, any closing, terminating or transferring of operations at the Premises.

c.
Lessee shall, at Lessee’s sole cost and expense, comply with ISRA. Lessee shall, at Lessee’s sole cost and expense, make all submissions to, provide any information to, and comply with all requirements of, the Bureau of Industrial Site Evaluation (“the Bureau”) of the New Jersey Department of Environmental Protection (“NJDEP”) applicable to its use of the Premises. Should the Bureau or any other division of NJDEP determine that a cleanup plan be prepared and that a cleanup be undertaken because of any spills or discharges of hazardous substance or wastes at the Premises caused by Lessee or its agents, servants, employees, licensees, invitees and contractors which occur during the Term or any renewal thereof, as the case may be, then Lessee shall, at Lessee’s sole cost and expense, prepare and submit the required plans and financial assurances, and carry out the approved plans. Lessee’s obligations under this Article shall also arise if there is any closing, terminating or transferring of Lessee’s operations at the Premises subject to ISRA, including without limitation, a sale, transfer or conveyance of the Premises by Lessee, an assignment or subletting by Lessee, or the vacation of the Premises by Lessee for any reason whatsoever. At no expense to Lessor, Lessee shall promptly provide all information within its   personal knowledge requested by Lessor for preparation of non-applicability affidavits and shall promptly sign such affidavits when requested by Lessor. Lessee shall indemnify, defend and hold harmless Lessor from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any spills or discharges of hazardous substances or wastes at the Premise which occur during the Term or any renewal thereof, as the case may be and which are caused by Lessee or its agents, servants, employees, licensees, invitees and contractors; and from all fines, suits, procedures, claims and actions of any kind arising out of Lessee’s failure to provide all information, make all submissions and take all actions required by the ISRA Bureau or any other division of NJDEP. Lessee’s failure to abide by the terms of this Article shall be enforceable in a court of law and subject to all equitable remedies. Lessee’s obligations hereunder shall survive the expiration or termination of this Lease. The provisions of this Section 54 will be deemed to supersede and replace Section 19 of Exhibit B.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

LESSOR:

ZOHAR ZISAPEL PROPERTIES, INC. and YEHUDA ZISAPEL PROPERTIES, INC.

By:	Ronen Ailon, CEO

LESSEE:

SILICOM CONNECTIVITY SOULTIONS INC

By:	Mario Gamilo Manager– Silicom USA

By:	Eran Gilad, CFO– Silicom USA

EXHIBIT A

LOCATION OF PREMISES

EXHIBIT B

RULES AND REGULATIONS

1.
OBSTRUCTION OF PASSAGEWAYS: The sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors and public parts of the Building shall not be obstructed or encumbered by Lessee or used by Lessee for any purpose other than ingress and egress. If the Premises are situated on the ground floor with direct access to the street, then Lessor shall, at Lessor’s expense, keep the sidewalks and curbs directly in front of the Premises clean and free from ice, snow and refuse.

2.
WINDOWS: Windows in the Premises shall not be covered or obstructed by Lessee.   No bottles, parcels or other articles shall be placed on the window sills, in the halls, or in any other part of the Building other than the Premises. No article shall be thrown out of the doors or windows of the Premises.

3.
PROJECTIONS FROM BUILDING: No awnings, air-conditioning units, or other fixtures shall be attached to the outside walls or the window sills of the Building or otherwise affixed so as to project from the Building, without prior written consent of Lessor.

4.
SIGNS: No sign or lettering shall be affixed by Lessee to any part of the outside of the Premises, or any part of the inside of the Premises so as to be clearly visible from the outside of the Premises, without the prior written consent of Lessor. However, Lessee shall have the right to place its name on any door leading into the Premises the size, color and style thereof to be subject to the Lessor’s approval. Lessee shall not have the right to have additional names placed on the Building directory without Lessor’s prior written consent.

5.
FLOOR COVERING: Lessee shall not lay linoleum or other similar floor covering so that the same shall come in direct contact with the floor of the Premises. if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall first be fixed to the floor by a paste or other material that may easily be removed with water, the use of cement or other similar adhesive material being expressly prohibited.

6.
INTERFERENCE WITH OCCUPANTS OF BUILDING: Lessee shall not make, or permit to be made, any unseemly or disturbing noises or odors and shall not interfere with other tenants or those having business with them. Lessee will keep all mechanical apparatus in the Premises free of vibration and noise which may be transmitted beyond the limits of the Premises.

7.
LOCK KEYS: No additional locks or bolts of any kind shall be placed on any of the doors or windows by Lessee. Lessee shall, on the termination of Lessee’s tenancy, deliver to Lessor all keys to any space within the Building either furnished to or otherwise procured by Lessee, and in the event of the loss of any keys furnished, Lessee shall pay to Lessor the cost thereof. Lessee, before closing and leaving the Premises, shall ensure that all windows are closed and entrance doors locked. Nothing in this Paragraph 7 shall be deemed to prohibit Lessee from installing a burglar alarm within the Premises, provided:

(1) Lessee obtains  Lessor’s  consent which will not be unreasonably withheld or delayed;

(2) Lessee supplies Lessor with copies of the plans and specifications of the system; (3) such installation shall not damage the Building; and (4) all costs of installation shall be borne solely by Lessee. Lessor shall at all times have separate keys and/or code access to any security system in order to be able to enter the Premises in an emergency.

8.
CONTRACTORS: No contract of any kind with any supplier of towels, water, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish, garbage, or other like service shall be entered into by Lessee, nor shall any machine of any kind be installed in the Building or the Office Building Area without the prior written consent of the Lessor. Lessee shall not employ any persons other than Lessor’s janitors for the purpose of cleaning the Premises without prior written consent of Lessor. Lessor shall not be responsible to Lessee for any loss of property from the Premises however occurring, or for any damage to the effects of Lessee by such janitors or any of its employees, or by any other person or any other cause.

9.
PROHIBITED ON PREMISES:  Lessee shall not conduct, or permit any other person to conduct, any auction upon the Premises, manufacture or store goods, wares or merchandise upon the Premises without the prior written approval of Lessor, except the storage of usual supplies and inventory to be used by Lessee in the conduct of his business, permit the Premises to be used for gambling, make any unusual noises in the Building, permit any musical instrument to be played on the Premises, permit any radio to be played, or television, recorded or wired music in such loud manner as to disturb or annoy other tenants, or permit any unusual odors to be produced on the Premises. Lessee shall not permit any portion of the Premises to be occupied as an office for a public stenographer or typewriter, or for the storage, manufacture, or sale of intoxicating beverages, narcotics, tobacco in any form or as a barber or manicure shop. Canvassing, soliciting and peddling in the Building are prohibited and Lessee shall cooperate to prevent the same. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.

10.
PLUMBING, ELECTRIC AND TELEPHONE WORK:  Plumbing facilities shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or other substances of any kind shall be thrown into them. When electric wiring of any kind is introduced, it must be connected as directed by Lessor, and no stringing or cutting of wires will be allowed, except by prior written consent of Lessor, and shall be done by contractors approved by Lessor. The number and locations of telephones, electrical appliances, call boxes, etc. shall be subject to Lessor’s approval.

11.
MOVEMENT OF FURNITURE, FREIGHT OR BULKY MATTER:   The carrying in or out of freight, furniture or bulky matter of any description must take place during such hours as Lessor may from time to time reasonably determine and only after advance notice to the superintendent of the Building. The persons employed by Lessee for such work must be reasonably acceptable to the Lessor. Lessee may, subject to these provisions, move freight, furniture, bulky matter, and other material into or out of the Premises on Saturdays between the hours of 9:00 a.m. and 1 :00 p.m., provided Lessee pays additional costs, if any, incurred by Lessor for elevator operators or security guards, and for any other expenses occasioned by such activity of Lessee. If, at least three (3) days prior to such activity, Lessor requests that Lessee deposit with Lessor, as security of Lessee’s obligations to pay such additional costs, a sum of which Lessor reasonably estimates to be the amount of such additional cost, the Lessee shall deposit such sum with Lessor as security of such cost. There shall not be used in the Building or Premises, either by Lessee or by others in the delivery or receipt of merchandise, any hand trucks except those equipped with rubber tires and side guards, and no hand trucks will be allowed in the elevators without the consent of the superintendent of the Building.

12.	HEAVY EQUIPMENT: Lessor reserves the right to prescribe the weight and position of all heavy equipment so as to distribute properly the weight thereof and to prevent any unsafe condition from arising.

13.
ADVERTISING: Lessor shall have the right to prohibit any advertising by Lessee which in Lessor's reasonable opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Lessor, Lessee shall refrain from or discontinue such advertising.

14.	NON-OBSERVANCE OR VIOLATION OF RULES BY OTHER TENANTS: Lessor shall not be responsible to Lessee for non-observance or violation of any of these rules and regulations by any other tenant.

15.
AFTER HOURS USE: Lessee shall be issued a pass key or pass keys to the Building  for use during afterhours periods of 6:00 p.m. through 7:00 a.m. and at all hours on Saturdays, Sundays and Building Holidays. Each Lessee shall be responsible for all persons for whom such a pass key is issued and shall be liable to Lessor for the actions of such persons.

16.	PARKING: Lessee and its employees shall park their cars only in those portions of the parking area designated by Lessor.

17.
LESSOR'S RESERVED RIGHTS: Lessor hereby reserves to itself any and all rights not granted to Lessee hereunder, including, but not limited to, the following rights which are reserved to Lessor for its purposes in operating the Building:

a)	the exclusive right to the use of the name of the Building for all purposes, except that Lessee may use the name as its business address and for no other purposes; and

b)	the right to change the name or address of the Building, without incurring any liability to Lessee for doing so; and

c)	the right to install and maintain a sign on the exterior of the Building; and

d)	the exclusive right to use or dispose of the use of the roof of the Building; and

e)	the right to limit the space on the directory of the Building to be allotted to Lessee; and

f)	the right to grant to anyone the right to conduct any particular business or undertaking in the Building.

18.
HEALTH AND SAFETY: The Lessee shall be responsible for initiating, maintaining and supervising all health and safety precautions and/or programs required by Law in connection with the Lessee’s use and occupancy of the Premises.

19.
HAZARDOUS MATERIALS: The Lessee shall not store, introduce or otherwise permit any material known to be hazardous within the Premises. Any material within the Premises which is determined to be hazardous shall be removed and properly disposed of by the Lessee at the Lessee’s sole expense.

-- END B

EXHIBIT C

LESSOR’S WORK

EXHIBIT D

AIR CONDITIONING & HEATING DESIGN STANDARDS

The following are design standards for the building air-conditioning system for cooling and heating in the air in the subject building:

1.
During the normal heating season to maintain an average indoor dry bulb temperature of not less than 70 degrees F (21 degrees C) or more than 76 degrees (24.4 degrees C) when the outdoor dry bulb temperature is lower than 65 degrees F (18 degrees C) but net lower than O degrees F (-13 degrees C).

2.	To maintain comfort cooling for an average indoor dry bulb temperature of not more than 78 degrees F when the outside dry bulb temperature is 95 degrees F (24 degrees C).

3.
During the intermediate seasons, when the outside dry bulb temperature is below 55 degrees (13 degrees C), cooling will be provided by outside air usage in conjunction with operating of return air, outside air and exhaust air dampers.

4.
To furnish not less than .10 cubic foot of fresh air per minute per square foot of rentable area, and between .20 and 1.0 cubic feet of total air per minute, per square foot of rentable occupied space.

5.
Lessor will not be responsible for the failure of the air-conditioning system if such failure results from (i) the occupancy of the Premises with more than an average of one (i) person for each one hundred (100) usable square feet of floor area (ii) the installation or operation by Lessee of machines and appliances, the installed electrical load of which when combined with the load of all lighting fixtures exceeds five (5) watts per square foot of floor area and in any manner exceeding the aforementioned occupancy and electrical load criteria, or (iii) rearrangement of partitioning after the initial preparation of the Premises. if interference with normal operation of the air-conditioning system in the Premises results, necessitating changes in the air conditioning system servicing the Premises, such changes shall be made by Lessor upon written notice to Lessee at Lessee’s sole cost end expense. Lessee agrees to lower and close window coverings when necessary because of the sun’s position whenever the air conditioning system is in operation, and Lessee agrees at all times to cooperate fully with Lessor and to abide by all the Rules and Regulations attached hereto as well as reasonable rules and regulations which Lessor may hereafter prescribe involving the air-conditioning system.

EXHIBIT E

CLEANING SERVICES

General Cleaning Monday – Friday:

Daily:

•	Sweep all tiled floors in office space (kitchen, hallway, service closet)

•	Empty and clean all waste receptacles throughout the offices, replace liners

•	Clean entrance floor matts

•	Deep clean bathrooms (mirror, counter top, toilets, urinals, screens, doors)

•	Wipe down all glass walls, doors and glass inserts in office space

Weekly:

•	Mop all tiled floors in kitchen, hallway and service closet with chemically treated environmental friendly cleaning tools

•	Deep Vacuum all carpet flooring throughout the office space

Monthly:
•	Clean door jams and frames to remove smudge marks

•	Clean light switches

•	Dust all furniture (if cleared – desk must be cleared by tenant prior to cleaning – reminder notice will be sent to tenant via email)

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

TO: MORTGAGEE and/or its affiliates and/or whom else it may concern:

1.
The undersigned is the Lessee (Tenant) under that certain Lease   dated                         by and between                           as Lessor (Landlord) and                            as Lessee, covering those certain premises commonly known                          and designated as                             r.s.f. on the                           ( ) floor of                         ,NJ.

2.
The Lease has not been modified, changed, altered or amended in any respect (except as indicated following this sentence) and is the only Lease or agreement between the undersigned and the Lessor affecting said premises.  If none, state “none”.

3.
The undersigned has made no agreements with Lessor or its agents or employees concerning free rent, partial rent, rebate of rental payments or any other type of rental concession (except as indicated following this sentence). If none, state “none”.

4.
The undersigned has accepted and now occupies the premises, and is and has been open for business since                        ,           .  The Lease term began                        , 1        , and the rent  for said  premises  has  been paid  to and including                        ,            in conformity with this Lease Agreement. No rent has been prepaid for more than two (2) months. The fixed minimum rent being paid as above is $ per month. If Lessee is not in full possession, whether Lessee has assigned the Lease, sublet all or any portion of the Premises, or otherwise transferred any interest in the Lease or the Premises, Lessee agrees to provide a copy of such assignment, sublease, or transfer upon request.

5.	The Lease is not in default and is in full force and effect. As of the date hereof, the undersigned is entitled to no credit, no free rent and no offset or deduction in rent.

6.
All alterations, improvements, additions, build-outs, or construction required to be performed under the Lease have been completed in accordance with the terms of the Work Letter attached to Lease as Exhibit C.

7.
The Lease does not contain and the undersigned does not have any outstanding options or rights of first refusal to purchase the premises or any part thereof or the real property of which the Premises are a part.

8.	No actions, whether voluntary or otherwise, are pending against the undersigned under the bankruptcy laws of the United States or any State thereof.

9.	There are currently no valid defenses, counterclaims, off-sets, credits, deductions in rent, or claims against the enforcement of any of the agreements, terms, or conditions of the Lease.

10.
The undersigned acknowledges that all the interest of Lessor in and to the above-mentioned Lease is being duly assigned to MORTGAGEE or one of its affiliates hereunder and that pursuant to the terms thereof (i) all rental payments under said Lease shall continue to be paid to Lessor in accordance with the terms of the Lease unless and until you are otherwise notified in writing by MORTGAGEE, or its successor or assigns and (ii) no modification, revision, or cancellation of the Lease or amendments thereto shall be effective unless a written consent thereto of such mortgagee is first obtained.

11.	The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of the Lessee.

Dated this                         day of                         ,20

[insert  name of lessee], LESSEE

Name:
Title: